August 11, 2009 Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs/Madams:
We have read and agree with Attachment 77K of the Seligman Income and Growth Fund, Inc. (Commission File No. 811-00525) Form N-SAR dated June 30, 2009, and have the following comments:
1.  We agree with the statements made in paragraphs 1, 2 and 3.
2. We have no basis on which to agree or disagree with the statements made in paragraph 4.

Yours truly,
DELOITTE & TOUCHE LLP